Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Talos Energy Inc. 2021 Long Term Incentive Plan of our reports dated February 11, 2021, and February 6, 2020, containing information relating to Talos Energy Inc.’s estimated reserves as of December 31, 2020 and 2019, respectively, included in Talos Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 11, 2021 (File No. 001-38497).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas

May 27, 2021